U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     Form 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

Table I.          Non-Derivative Securities Beneficially Owned:

                                David B. Coulter
                               ------------------
                            Name of Reporting Person

                              1590 Corporate Drive
                              Costa Mesa, CA 92626
                           Address of Reporting Person

                                November 15, 2000
                        Date of Event Requiring Statement

                                   Junum, Inc.
                                      JUNM
                         Issuer Name and Trading Symbol

                  Chief Executive Officer, Director, 10% Owner
                   Relationship of Reporting Person to Issuer

                          Common Stock, $.01 par value
                                Title of Security

                                    7,950,000
                     Amount of Securities Beneficially Owned

                                     Direct
                                 Ownership Form




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Table II-         Derivative Securities Beneficially Owned:

Options NQSO                   December 1, 2000                 March 31, 2002
------------                   ----------------                 --------------
Title of Security              Date Exercisable                 Expiration Date

Common Stock
Title of Securities Underlying Derivative Security

660,000 Shares
Amount of Securities Underlying Derivative Security

$.50 per share                             Direct
Exercise Price of Derivative Security      Ownership Form of Derivative Security


Series A                       December 1, 2000           December 31, 2004
--------                       ----------------           -----------------
Title of Security              Date Exercisable           Expiration Date

Common Stock
Title of Securities Underlying Derivative Security

3,692,000 Shares
Amount of Securities Underlying Derivative Security

$.50 per share                             Direct
Exercise Price of Derivative Security      Ownership Form of Derivative Security



Explanation of Responses:

         Options Vest 1/36 per month beginning December 1, 2000


/s/ David B. Coulter                             March 8, 2001
Signature of Reporting Person